Exhibit 6.25

FIRST AMENDMENT TO CONTRIBUTION AGREEMENT

THIS FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this “First Amendment”) is entered into as of this 10th day of June 2016, by and between Holmwood Capital, LLC, a Delaware limited liability company (“Contributor”), and HC Government Realty Holdings, L.P., a Delaware limited partnership (“OP”).

RECITALS

A.                Contributor and OP entered into that certain Contribution Agreement dated as of March 31, 2016 (the “Original Agreement”) pursuant to which Contributor agreed to contribute to OP those certain improved real properties as more particularly described in the Original Agreement for the consideration specified therein.

B.                 Contributor and OP desire to amend the Original Agreement as set forth herein. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Original Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.                  The recitals and introductory paragraphs hereof form a part of this Agreement as if fully set forth herein.

2.                  Exhibit B. The Original Agreement is hereby amended by deleting Exhibit B in its entirety and inserting the following therefor:

[First Amendment continues on the following page]

Exhibit B

OP Unit Consideration

The number of OP Units constituting the OP Unit Consideration shall equal the Aggregate Value (as defined below) divided by $10.00.

“Aggregate Value” shall mean $9,303,777, increased by principal amortization from debt service on the Existing Loans and the MCF from January 1, 2016 to the Closing Date, which Aggregate Value is allocated among the Properties as follows:

Property	Portion of Aggregate Value
Port Saint Lucie Property
Jonesboro Property
Lorain Property
Port Canaveral Property
Johnson City Property
Ft. Smith Property
Silt Property
Lakewood Property
Moore Property
Lawton Property

*Table to be completed at Closing.

3.                  Entire Agreement. The Original Agreement, as modified by this First Amendment, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated therein. Except as modified by this First Amendment, the Original Agreement remains unchanged and unmodified and in full force and effect, and the parties hereto hereby ratify and affirm the same.

4. Counterparts. This First Amendment may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Signatures to this First Amendment transmitted by facsimile or electronic mail shall be treated as originals in all respects.

[Remainder of page intentionally left blank; signatures appear on following pages]

IN WITNESS WHEREOF, the parties hereto have entered into this First Amendment as of the date first written above.

CONTRIBUTOR:

HOLMWOOD CAPITAL, LLC

A Delaware limited liability company

By: HOLMWOOD CAPITAL ADVISORS, LLC

Its: Manager

By:  /s/ Robert R. Kaplan

Name: Robert R. Kaplan

Its: Secretary

OP:

HC GOVERNMENT REALTY HOLDINGS, L.P.

A Delaware limited liability company

By: HC GOVERNMENT REALTY TRUST, INC.

Its: General Partner

By: /s/ Robert R. Kaplan

Name: Robert R. Kaplan

Its: Secretary

[Signature Page to First Amendment to Contribution Agreement]